RESTATED
ARTICLES OF INCORPORATION
OF
HUMATECH, INC.

(Pursuant to BCA 10.30)

The undersigned being the President and Secretary of Humatech, Inc., an Illinois corporation, hereby certifies that pursuant to Unanimous Written Consent of the Board of Directors of said Corporation on March 26, 2003 and approved by the shareholders at the annual meeting held on May 2, 2003, it was voted that these Restated Articles of Incorporation be filed.

1.  The name of the corporation is Humatech, Inc.

2.  The text of each amendment adopted:

Article I (Restated)

The name of the corporation is Humatech, Inc.

Article II (Restated)

The name and address of the Corporation’s registered agent and its registered office are:

Kenneth G. Mason
123 W. Madison Street, Suite 700
Chicago, IL 60602

Article III (Restated)

The purpose or purposes for which the Corporation is organized are:

To operate, own, manage, and control a company to manufacture and sell organic humate based fertilizer and animal feed ingredients.

To purchase, exchange, acquire, lease, own mortgage, encumber, improve, or cause to be improved, use, lend, borrow, produce, manufacture, assemble, construct, operate, service, maintain, convey and subdivide, plat, trade, and deal in any property, real, personal or mixed, choices in action, or an interest therein, either directly or indirectly, as licensee or franchisee, individually or in association with other individuals, partnerships, firms, corporations, or entities, whether public, governmental, or private, and generally to engage in or conduct any form of manufacturing, mercantile, service or real estate enterprise as may be necessary or convenient in connection with any business of the corporation not contrary to the Illinois Business Corporation Act, within the State of Illinois, and in the various other states, territories, and dependencies of the United States, in the District of Columbia, and in any or all foreign countries, not as real estate brokers.

Page 1 of 2

To have and exercise all powers necessary or convenient to effect any or all of the purposes for which the corporation is formed and for any lawful purpose under the Business Corporation Act of 1983.

Article IV (Restated)

"This Corporation is authorized to issue one class of shares of stock to be designated as "Common Stock." The total number of shares of Common Stock which this Corporation is authorized to issue is Fifty Million (50,000,000) shares, no par value.

Article V (Restated)

Omitted.

3.  The Corporation was originally incorporated on February 2, 1988 as Midwest Enterprise Consultants, Inc. An Amendment to the Articles of Incorporation was filed on May 5, 1997 to change the name of the Corporation to Humatech, Inc.

4.  Omitted.

5.  These restated articles were adopted at a meeting of shareholders by the affirmative vote of the holders of outstanding shares having not less than the minimum number of votes necessary to adopt the amendment, as provided by the articles of incorporation.

The undersigned corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.

Dated: August 5, 2003                                                                                       Humatech, Inc.

/s/ David G. Williams

By:	David G. Williams
Its:	President

Attested by:

/s/ John D. Rottweiler

By:	John D. Rottweiler
Its:	Secretary

Page 2 of 2